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                       ARTICLES OF MERGER

                               OF

                  OAK RIDGE MICRO-ENERGY, INC.
                     (a Nevada corporation)

                              AND

                 GLOBAL ACQUISITION SUBSIDIARY
                     (a Nevada corporation)

To the Secretary of
State of Nevada

     Pursuant to the provisions of Section 92A.190 of the Nevada Revised Statutes, it is hereby certified that:

     1. The names and addresses of the merging corporations are Oak Ridge Micro-Energy, Inc., 156 Lakeshore Drive, Harriman, TN 37748, which is a business corporation organized under the laws of the State of Nevada ("Oak Ridge"), and Global Acquisition Subsidiary, Inc., 3046 E. Brighton Place, Salt Lake City, Utah 84121, which is a business corporation organized under the laws of the State of Nevada ("Global Acquisition Subsidiary").

     2. The following is the Plan of Merger (the "Plan") for merging Global Acquisition Subsidiary with and into Oak Ridge as approved by the Board of Directors and stockholders of each of said corporations (with the sole stockholder of Oak Ridge being sometimes called the "Oak Ridge Stockholder"), pursuant to which Oak Ridge will be the surviving corporation:

                         Plan of Merger

          1.1  Merger and Surviving Corporation.   Global Acquisition
Subsidiary will merge with and into Oak Ridge, with Oak Ridge being the Surviving Corporation; and the separate existence of Global Acquisition Subsidiary shall cease. Until amended, modified or otherwise altered, the Articles of Incorporation of Oak Ridge shall continue to be the Articles of Incorporation of the Surviving Corporation; and the Bylaws of Oak Ridge shall continue to be the Bylaws of the Surviving Corporation.

          1.2 Share Conversion and Cancellation. Each share of issued and outstanding common stock of Oak Ridge (the "Oak Ridge Shares") shall, upon the effective date of the Plan, be converted into and exchange with Global Acquisition for 23,049,018 shares of common stock of Global Acquisition, amounting to 23,049,018 shares in the aggregate, or approximately 29% of the post-Plan outstanding securities of Global Acquisition, taking into account the cancellation of 22,750,000 shares of common stock of Global Acquisition as outlined in Section 1.13; and all qualifying shares of Global Acquisition Subsidiary issued to Global Acquisition on formation shall be canceled. All shares of common stock of Global Acquisition issued in exchange for the Oak Ridge Shares shall be "restricted securities" that are not freely publicly tradeable except in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and/or the general rules and regulations of the Securities and Exchange Commission promulgated thereunder.

          1.3 Survivor's Succession to Corporate Rights. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of Global Acquisition Subsidiary; and all and singular, the rights, privileges, powers and franchises of Global Acquisition Subsidiary, and all property, real, personal and mixed, and all debts due to Global Acquisition Subsidiary on whatever account, as well for stock subscriptions as all other things in action or belonging to Global Acquisition Subsidiary shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Global Acquisition Subsidiary, and the title to any real estate vested by deed or otherwise in Global Acquisition Subsidiary shall not revert or be in any way impaired by reason of the Plan; but all rights of creditors and all liens upon any property of Global Acquisition Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of Global Acquisition Subsidiary shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          1.4 Survivor's Succession to Corporate Acts, Plans, Contracts, etc. All corporate acts, plans, policies, contracts, approvals and authorizations of Global Acquisition Subsidiary and its stockholders, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the effective time of the Plan, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Global Acquisition Subsidiary. The employees of Global Acquisition Subsidiary shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Global Acquisition Subsidiary.

          1.5  Survivor's Rights to Assets, Liabilities, Reserves, etc.
The assets, liabilities, reserves and accounts of Global Acquisition Subsidiary shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Global Acquisition Subsidiary, subject to such adjustments or eliminations of inter-company items as may be appropriate in giving effect to the Plan.

          1.6 Directors and Executive Officers Global Acquisition and of the Surviving Corporation and Designation of New Directors and Executive Officers. On Closing, the Boards of Directors and the executive officers of Global Acquisition and the Surviving Corporation shall each be re-aligned and re-designated and elected as follows: John B. Bates, Director, CEO and Chief Technical Officer, and Mark Meriwether, Director, President and Secretary; with each director and/or executive officer to serve until the next respective annual meetings of the stockholders and Boards of Directors of Global Acquisition and the Surviving Corporation, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations. Not less than one member of the Board of Directors of Global Acquisition shall serve on the Board of Directors of the Surviving Corporation at all times.

          1.7 Principal Office. The principal executive office of the Surviving Corporation shall be located at 74 Rolling Links Blvd., Oak Ridge, Tennessee 37830. The Surviving Corporation shall also maintain a registered office in the State of Nevada at 502 East John Street, Room E. Carson City, Nevada 89706.

          1.8 Adoption. The Plan shall be adopted by the Board of Directors of Global Acquisition as the sole stockholder of Global Acquisition Subsidiary, and by the Oak Ridge Board of Directors and the Oak Ridge Stockholder.

          1.9 Dissenters' Rights and Notification. As the Plan requires the affirmative vote of all of the outstanding voting securities of Global Acquisition Subsidiary and Oak Ridge, and the Nevada Revised Statutes do not require a vote of Global Acquisition stockholders, dissenters' rights are not applicable under the Plan;

          1.10 Delivery of Certificates by the Oak Ridge Stockholder. The transfer of the Oak Ridge Shares by the Oak Ridge Stockholder shall be effected by the delivery to Global Acquisition or its transfer agent of certificates representing the Oak Ridge Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Global Acquisition and the Global Acquisition Subsidiary and with any necessary transfer taxes and other revenue stamps affixed (which are usually not applicable) and acquired at the expense of the Oak Ridge Stockholder, and on receipt thereof to the satisfaction of Global Acquisition, a stock certificate representing shares in Global Acquisition as outlined in Exhibit A shall be issued and delivered to the Oak Ridge Stockholder; as a condition to the exchange of the Oak Ridge Shares, Global Acquisition and the Surviving Corporation shall require the Oak Ridge Stockholder to execute and deliver and Investment Letter as outlined in
Section 4.12 hereof, acknowledging, among other things, that the shares of Global Acquisition to be received in exchange for the Oak Ridge Shares are "unregistered" and "restricted" securities which have not been registered with the Securities and Exchange Commission or any state regulatory agency, and which must be so registered prior to public sale by the Oak Ridge Stockholder, unless an exemption from such registration is available for any such sale.

          1.11 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.

          1.12 Effective Date. The Effective Date of the Plan shall be the date when the Articles of Merger are filed and accepted by the Secretary of State of the State of Nevada and at such time as all applicable provisions of the Nevada Revised Statutes have been met.

          1.13 Conditions Precedent to the Closing of the Plan. The completion of the following to the satisfaction of Oak Ridge and the Oak Ridge Stockholder are conditions precedent to the Closing of the Plan: (i) the cancellation by Mark Meriwether, the President and sole member of the Board of Directors of Global Acquisition, of 22,750,000 shares of common stock of Global Acquisition that are presently owed by him; (ii) Mr. Meriwether's compromise and settlement of all sums due and owing by Global Acquisition to him of any nature whatsoever, amounting to $45,780 at September 30, 2001;
(iii) Mr. Meriwether's assumption and indemnification of Global Acquisition against the remaining pre-Plan outstanding liabilities of Global Acquisition, amounting to $4,915 at September 30, 2001; (iv) the indemnification by Global Acquisition of the Oak Ridge Stockholder against any claims of Richard A. Hahn and/or MicroBattery, Inc. that are in any way related to the UT-Battelle LLC "thin film battery" technology; and (v) the granting by Mr. Meriwether to the Oak Ridge Stockholder of an Irrevocable Proxy to vote the shares of common stock owned by Mr. Meriwether in Global Acquisition on all matters that relate to the technical development of any products covered by the UT-Battelle Option that was granted to Oak Ridge so long as Mr. Meriwether's ownership in any such shares continues and while the Oak Ridge Stockholder is associated with Global Acquisition in any manner other than as a stockholder only.

          1.14 Conditions Subsequent to the Closing of the Plan. Within 45 days of the Closing, Global Acquisition shall change its domicile from the State of Colorado to the State of Nevada by merging with and into Oak Ridge with Oak Ridge being the surviving corporation in such merger, and the surviving corporation's name in this subsequent merger shall remain as "Oak Ridge Micro-Energy, Inc."

     3. The Plan has been approved by respective Boards of Directors of Global Acquisition Parent, Global Acquisition Subsidiary and Oak Ridge and the stockholders of Global Acquisition Subsidiary and Oak Ridge, in accordance with the provisions of Section 92A.120 of the Nevada Revised Statutes; no approval of Global Acquisition Parent stockholders is required under the Nevada Revised Statutes. Oak Ridge has one class of outstanding securities, such class being common voting stock. The sole Oak Ridge Stockholder owning 100% of such securities adopted, ratified and approved the Plan in accordance with Section 78.320 of the Nevada Revised Statutes. Global Acquisition Subsidiary has one class of outstanding securities, such class being common voting stock. Global Acquisition Parent, which owns all 1,000 of such securities or 100% of the outstanding securities of Global Acquisition Subsidiary, adopted, ratified and approved the Plan in accordance with Section
78.320 of the Nevada Revised Statutes.

     4. The applicable provisions of the Nevada Revised Statutes relating to the merger of Oak Ridge with and into Global Acquisition Subsidiary will have been complied with upon compliance with any of the filing and recording requirements thereof.

     5. The merger herein provided for shall become effective in the State of Nevada on the date of filing hereof.

          IN WITNESS THEREOF, the undersigned, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 14th day of January, 2002.
                              OAK RIDGE MICRO-ENERGY, INC.


                              By/s/John B. Bates
                              John B. Bates, President


                              GLOBAL ACQUISITION SUBSIDIARY


                              By/s/Mark Meriwether
                              Mark Meriwether, President
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